Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Christopher Eperjesy	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	763-354-1791	612-455-1754

Arctic Cat Reports Fiscal 2015 Fourth-Quarter and Full-Year Results

Fourth-quarter net loss of $1.66 per diluted share, or $1.15 as adjusted,

on net sales of $98.9 million;

Fourth-quarter achievements include Motorfist acquisition and initial improvement in core ATV North America dealer inventory;

Fiscal 2015 net earnings of $0.38 per diluted share, or $1.40 as adjusted,

on net sales of $698.8 million;

Company provides fiscal 2016 outlook, expects higher EPS

MINNEAPOLIS, May 13, 2015 – Arctic Cat Inc. (NASDAQ: ACAT) today reported a net loss of $21.5 million, or $1.66 per diluted share, on net sales of $98.9 million for the fiscal 2015 fourth quarter ended March 31, 2015. Arctic Cat’s 2015 fourth-quarter adjusted net loss was $1.15 per diluted share, excluding the previously announced charges of $0.46 per diluted share for the planned reduction of core all-terrain vehicle (ATV) dealer inventory and executive transition costs of $0.05 per diluted share. In the prior-year quarter, Arctic Cat reported a net loss of $1.6 million, or $0.12 per diluted share, on net sales of $145.4 million.

Commented Christopher Metz, Arctic Cat’s president and chief executive officer: “We made significant progress in many areas in the fourth quarter during a transitional period. We added key finance, sales and marketing executives to our new management team, and expanded our high-performance garments and accessories offerings with the completion of the Motorfist acquisition. Further, we initiated a successful promotional program to begin to reduce our North America dealers’ core ATV inventory; this effort also generated market share gains.”

Added Metz: “We are committed to positioning the company for long-term, profitable growth. We are focused on partnering with our dealers to aggressively reduce non-current inventory and provide marketing support, enabling a return to wholesale and retail growth of new, innovative products. We will seek additional OEM partnerships and small bolt-on acquisitions that enable us to quickly expand our expertise and capabilities, and drive faster product innovation and increased sales. In addition, we are focused on investing in our business, speeding organizational change and improving efficiency.”

Arctic Cat Reports Fiscal 2015 Fourth-Quarter Results – Page 2

Operating Review

Arctic Cat’s fiscal 2015 fourth-quarter net sales were down 32 percent to $98.9 million versus $145.4 million in the prior-year quarter, as anticipated. The company had strong contributions to sales from its Wildcat™ recreational off-highway vehicle (ROV) line.

Gross profit margin in the 2015 fourth quarter was a negative 1.4 percent compared to 13.8 percent in the prior-year quarter, primarily due to planned lower sales volumes, the $7.6 million charge for the core ATV inventory reduction campaign and foreign currency impact. Unfavorable foreign currency exchange reduced gross profit by approximately $6.9 million, or an estimated $0.42 per diluted share.

Operating loss in the 2015 fourth quarter was $29.0 million versus an operating loss of $2.6 million in the same quarter last year. Contributing to the decline was increased general and administrative expenses, including executive management transition and legal costs.

Arctic Cat ended the 2015 fourth quarter with a strong balance sheet. The company had cash and short-term investments totaling $41.3 million at March 31, 2015, compared to $82.5 million a year ago, and no long-term debt.

For the full year ended March 31, 2015, Arctic Cat reported net earnings of $4.9 million, or $0.38 per diluted share, on net sales of $698.8 million. Full-year net sales include an unfavorable foreign currency impact that reduced net sales by approximately $18.1 million, or $1.10 per diluted share. Arctic Cat’s 2015 full-year adjusted net earnings totaled $1.40 per diluted share, excluding the following charges: executive severance of $0.08 per diluted share in the first quarter; warranty expense of $0.32 per diluted share recorded in the second quarter, executive transition costs of $0.11 per diluted share in the third quarter and $0.05 per diluted share in the fourth quarter; and $0.46 per diluted share for the planned reduction in core ATV inventory in the fourth quarter. In fiscal 2014, Arctic Cat reported net earnings of $39.4 million, or $2.90 per diluted share, on net sales of $730.5 million.

Arctic Cat paid a total of $6.5 million in cash dividends to shareholders in fiscal 2015.

Business Line Results

ATVs/Side-by-Sides – Sales of Arctic Cat’s ATVs and side-by-side ROVs in the 2015 fourth quarter totaled $66.8 million compared to prior-year sales of $105.9 million. While sales of Wildcat ROVs increased, core ATV sales were down for the fourth quarter and full year, as the company continued its efforts to lower core ATV inventory at its North America dealers.

“Wildcat ROV sales continue to be a bright spot and we are pleased that retail sales of our Wildcat outpaced the industry average in calendar 2014,” said Metz. “Dealer and consumer response to our expanding Wildcat line remains enthusiastic, and we expect further gains in the ROV segment, driven by new products and technologies.”

Arctic Cat Reports Fiscal 2015 Fourth-Quarter Results – Page 3

In fiscal 2015, Arctic Cat expanded its line of Wildcat ROVs with the introduction of the Wildcat Sport and Wildcat Trail models. The Wildcat Sport has a 60-inch wide chassis, offering consumers a mid-sized option between the original Wildcat and the Wildcat Trail model, with its narrower 50-inch stance. Arctic Cat also debuted the Wildcat Trail Limited EPS, which is a more fully featured version of the Wildcat Trail.

Snowmobiles – Snowmobile sales in the fiscal 2015 fourth quarter totaled $5.3 million versus $6.4 million in the prior-year quarter, due to the timing of shipments and lower international sales, including sales to Russia. Full-year snowmobile sales increased 6 percent to $300.7 million, up from $282.4 million for fiscal 2014.

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2015 fourth quarter declined to $26.8 million versus $33.1 million in the prior-year quarter, with sales of snow-related parts impacted by the lack of snow in certain regions. In March 2015, Arctic Cat announced it completed the acquisition of privately held Motorfist, LLC, a manufacturer of high-performance technical riding gear. The acquisition complements Arctic Cat’s garment and riding-gear business. For the 2015 full year, PG&A sales were down 1 percent.

Fiscal 2016 Full-Year Outlook

“We will continue to take bold actions to enable a return to growth,” stated Metz. “A key focus remains rightsizing our core North America ATV dealer inventory levels during fiscal 2016. An improved dealer inventory position will allow us to launch more new products and increase sales. In addition, our strong cash position gives us the flexibility to make investments to grow the business through innovative products, strategic and OEM partnerships, and bolt-on acquisitions. While it will take time to implement and benefit from our plans, we are excited about Arctic Cat’s long-term future.”

For the fiscal year ending March 31, 2016, Arctic Cat estimates full-year net sales in the range of $690 million to $705 million, assuming an unfavorable foreign currency exchange impact on sales in the range of $12 million to $15 million pre-tax. Arctic Cat expects fiscal 2016 full-year net earnings to increase and be in the range of $0.80 to $0.95 per diluted share, after reflecting unfavorable foreign currency exchange rates. Foreign currency exchange headwinds are estimated to negatively impact gross profit and reduce net earnings in the range of $0.60 to $0.70 per diluted share, which will only partially be offset by the company’s hedging strategy.

Added Metz: “Our focus over the next year is to rebuild and reposition the company for a return to long-term growth in fiscal 2017 and beyond. We believe that we have strong strategic plans to turn the business around. Although we face significant challenges in fiscal 2016, including continued foreign currency headwinds, we see tremendous opportunities to improve the company’s operations, expand gross margins and enhance financial performance over time.”

Arctic Cat Reports Fiscal 2015 Fourth-Quarter Results – Page 4

Conference Call

A conference call is scheduled for 10 a.m. CT (11 a.m. ET) today. To listen to the live call, dial 1-888-312-3048, passcode 9912832. The webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through Wednesday, May 20, 2015, by dialing 1-888-203-1112, passcode 9912832.

About Arctic Cat

The Arctic Cat brand is among the most widely recognized and respected in the recreational vehicle industry. The company designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles, in addition to related parts, garments and accessories under the Arctic Cat® and Motorfist® brand names. Arctic Cat Inc. is headquartered in Minneapolis, Minnesota. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2016 outlook, business strategy, expected inventory reductions, product introductions and demand. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the company’s Annual Report on Form 10-K for the year ended March 31, 2014, under heading “Item 1A. Risk Factors.” The company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This news release includes presentations of both net earnings (loss) as adjusted and net earnings (loss) per share as adjusted, which are non-GAAP measures that include or exclude special items. Management believes that these non-GAAP measures provide useful information to investors regarding the company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Arctic Gat’s operating performance over various periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and

Arctic Cat Reports Fiscal 2015 Fourth-Quarter Results – Page 5

trends, and to gain an understanding of the comparative operating performance of the company. Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP measures are that they exclude expenses and income that are required by GAAP to be recognized in our financial statements and they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP measures to the comparable GAAP measures and not to rely on any single financial measure to evaluate our business.

See the Supplemental Non-GAAP Financial Table for a reconciliation of these non-GAAP measures to the comparable GAAP measures.

FINANCIAL RESULTS FOLLOW

Arctic Cat Reports Fiscal 2015 Fourth-Quarter Results – Page 6

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015	2014

Net Sales
Snowmobile & ATV Units	$72,060	$112,323	$584,873	$615,608
Parts, Garments & Accessories	26,843	33,085	113,883	114,883

Total Net Sales	98,903	145,408	698,756	730,491
Cost of Goods Sold
Snowmobile & ATV Units	82,460	104,057	505,383	506,707
Parts, Garments & Accessories	17,789	21,319	73,924	72,705

Total Cost of Goods Sold	100,249	125,376	579,307	579,412

Gross Profit	(1,346)	20,032	119,449	151,079
Operating Expenses
Selling & Marketing	8,844	9,192	39,656	38,028
Research & Development	5,878	6,707	24,341	23,998
General & Administrative	12,888	6,755	48,914	28,557

Total Operating Expenses	27,610	22,654	112,911	90,583

Operating Profit (Loss)	(28,956)	(2,622)	6,538	60,496
Other Income (Expense)
Interest Income	7	8	25	30
Interest Expense	(7)	14	(353)	(122)

Total Other Expense	—	22	(328)	(92)

Earnings (Loss) Before Income Taxes	(28,956)	(2,600)	6,210	60,404
Income Tax Expense (Benefit)	(7,431)	(1,051)	1,290	21,000

Net Earnings (Loss)	$(21,525)	$(1,549)	$4,920	$39,404

Net Earnings (Loss) Per Share
Basic	$(1.66)	$(0.12)	$0.38	$2.97

Diluted	$(1.66)	$(0.12)	$0.38	$2.90

Weighted Average Shares Outstanding:
Basic	12,947	13,088	12,926	13,275

Diluted	12,947	13,088	13,089	13,598

	March 31,
Selected Balance Sheet Data:	2015	2014
Cash and Short-term Investments	$41,262	$82,532
Accounts Receivable, net	28,695	42,003
Inventories	152,443	140,652
Total Assets	316,846	342,294
Short-term Bank Borrowings	0	0
Total Current Liabilities	124,634	148,541
Long-term Debt	0	0
Shareholders’ Equity	180,371	185,043

Arctic Cat Reports Fiscal 2015 Fourth-Quarter Results – Page 7

	Three Months Ended March 31,			Twelve Months Ended March 31,
Product Line Data:	2015	2014	Change	2015	2014	Change
Snowmobiles	$5,265	$6,382	-18%	$300,731	$282,442	6%
All-Terrain Vehicles	66,795	105,941	-37%	284,142	333,166	-15%
Parts, Garments & Accessories	26,843	33,085	-19%	113,883	114,883	-1%

Total Sales	$98,903	$145,408	-32%	$698,756	$730,491	-4%

ARCTIC CAT

SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015	2014

Net Earnings (Loss) – as reported	$(21,525)	$(1,549)	$4,920	$39,404
Adjustments, after tax:
Warranty Charge	—	—	4,232	—
ATV Inventory Reduction Charge	6,019	—	6,019	—
Executive Transition Charge	609	—	3,089	—

Net Earnings (Loss) - as adjusted	$(14,897)	$(1,549)	$18,260	$39,404

Net Earnings (Loss) per Share - as reported:
Basic	$(1.66)	$(0.12)	$0.38	$2.97
Diluted	$(1.66)	$(0.12)	$0.38	$2.90
Adjustments, after tax:
Warranty Charge	—	—	$0.32	—
ATV Inventory Reduction Charge	$0.46	—	$0.46	—
Executive Transition Charge	$0.05	—	$0.24	—

Net Earnings (Loss) per Share - as adjusted
Basic	$(1.15)	$(0.12)	$1.41	$2.97
Diluted	$(1.15)	$(0.12)	$1.40	$2.90

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